Exhibit 99.1

BRISTOW GROUP ENTERS INTO NEW RESTRUCTURING SUPPORT AGREEMENT AND

DEBTOR-IN-POSSESSION COMMITMENT LETTER

Represents Significant Step Towards Prompt Chapter 11 Emergence

Creates Industry-Leading Balance Sheet and Improves Liquidity

HOUSTON, TX – June 28, 2019 -- Bristow Group Inc. (OTC: BRSWQ) (“Bristow” or the “Company”) today announced that as part of its previously-filed Chapter 11 cases in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” or “the Court”), the Company has entered into an amended and restated restructuring support agreement (the “Amended RSA”) with certain of the Company’s secured and unsecured noteholders, who have committed, as part of the transaction, to fund a new debtor-in-possession (“DIP”) facility. This broad and consensual financing package will help to de-lever the Company’s balance sheet and fund its global operations and continued investments in safety and reliability through the reorganization process and beyond.

L. Don Miller, President and Chief Executive Officer of Bristow, said, “We have successfully brought together holders of both our Secured Notes and our Unsecured Notes to achieve a meaningful milestone in our reorganization, and one that positions Bristow for a timely emergence from Chapter 11. Upon completion of this recapitalization, we will have a much stronger balance sheet with significantly lower debt levels and improved liquidity, which will enable us to continue to fund operations through the reorganization process and position Bristow to be an even better business partner, employer and trusted service provider in the future. This will continue to be a seamless transition for our clients, as we continue to operate as usual throughout our global organization, and remain steadfast in our commitment to delivering safe, reliable and professional service.”

Amended and Restated RSA

The terms of the Amended RSA among Bristow, a group of holders representing approximately 89.84% of Bristow’s 8.75% Senior Secured Notes due 2023 (the “Secured Notes”) and a group of holders representing approximately 54.54% of Bristow’s 6.25% Senior Notes due 2022 and 4.50% Convertible Senior Notes due 2023 combined (together, the “Unsecured Notes”) are contained in an exhibit to the Amended RSA (the “Restructuring Term Sheet”).

Key terms of the Amended RSA and the Restructuring Term Sheet are as follows:

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Certain holders of the Secured Notes and the Unsecured Notes will commit to backstop $40 million and $360 million, respectively, of a total $400 million new money rights offering (the “Rights Offering”) to purchase new equity interests (the “Reorganized Equity”) in the reorganized Company, subject to the negotiation and execution of a definitive backstop commitment agreement;

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Each holder of a claim on account of the Unsecured Notes that is an accredited investor will receive Reorganized Equity and the right to participate in up to $360 million of the Rights Offering, and non-accredited investor holders will receive a specified cash payment, and the Unsecured Notes will be canceled and discharged; and

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Each holder of a claim on account of the Secured Notes will receive, at the holder’s election, (a) payment in full in cash or (b) cash equal to 98% of such holder’s claims and the right to participate in up to $40 million of the Rights Offering.

New DIP Facility

As previously announced, prior to Bristow’s Chapter 11 filing, certain holders of the Secured Notes provided a commitment for a $75 million debtor-in-possession (“DIP”) facility that would be available upon Court approval (the “Original DIP Facility”). On June 26, 2019, the Company entered into a new commitment letter, pursuant to which certain holders of the Secured Notes and the Unsecured Notes agreed to provide the Company with a superpriority senior secured DIP term loan facility in an aggregate principal amount of $150 million (the “New DIP Facility”), with 50% funded by such holders of the Secured Notes and 50% funded by such holders of the Unsecured Notes (the “New DIP Facility Commitment”). The commitment for the Original DIP Facility shall remain outstanding, pending Court approval of the New DIP Facility Commitment. Claims under the New DIP Facility will be satisfied and discharged in full in exchange for Reorganized Equity.

Approximately $75 million of the New DIP Facility will be used to pay down amounts outstanding under the Secured Notes and the remainder will be used for general corporate purposes. This financing package provides Bristow with capital that enables the Company to fund its global operations and make continued investments in safety and reliability during the Chapter 11 reorganization proceedings.

The Amended and Restated RSA and the New DIP Facility are subject to approval by the Bankruptcy Court, which has not yet been obtained.

Baker Botts L.L.P. and Wachtell, Lipton, Rosen & Katz are serving as the Company’s legal counsel and Alvarez & Marsal is serving as the Company’s restructuring advisor. Houlihan Lokey is serving as financial advisor to the Company.

Davis Polk & Wardwell LLP is serving as legal counsel and PJT Partners is serving as financial advisor to certain holders of the Secured Notes. Kirkland & Ellis LLP is serving as legal counsel and Ducera Partners LLC and Seabury Corporate Advisors LLC are serving as financial advisors to certain holders of the Unsecured Notes.

NO SOLICITATION OR OFFER

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to one or more exemptions from registration, including an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any Chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

About Bristow Group Inc.

Bristow Group Inc. is the world’s leading industrial aviation service provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. To learn more, visit our website at www.bristowgroup.com.

Contact:

Global Media Relations

Adam Morgan

Director, Global Communications

+1 832.783.7927

Adam.morgan@bristowgroup.com

Reevemark

Paul Caminiti/Hugh Burns/Delia Cannan

+1 212.433.4600

BristowGroup@reevemark.com

Investor Relations

Linda McNeill

Director, Investor Relations

+1 713.267.7622

Linda.mcneill@bristowgroup.com

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